Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT: Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC. ANNOUNCES AMENDMENT TO CREDIT FACILITY

OKLAHOMA CITY, April 8, 2021– PHX MINERALS INC., “PHX,” or the “Company,” (NYSE: PHX), today announced it has entered into an agreement with Bank of Oklahoma (“BOK”) during its borrowing base redetermination to amend its revolving credit facility. The amended facility sets the Company’s borrowing base at $29 million effective April 7, 2021, and the maturity of the credit facility is extended to Nov. 30, 2023. Additionally, the quarterly commitment reduction is decreased to $500,000. Further details regarding this amendment are contained in a Current Report on Form 8-K filed with the SEC on April 8, 2021. The next regularly scheduled borrowing base redetermination is expected to occur on Dec. 1, 2021.

As of March 31, 2021, PHX had $23.5 million of debt outstanding, down $3.5 million from the quarter ended Dec. 31, 2020.

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core areas of focus. PHX owns approximately 253,000 net mineral acres principally located in Oklahoma, Texas, North Dakota, New Mexico and Arkansas. Additional information on PHX can be found at www.phxmin.com.